Exhibit 99.1

Contact:         Nicole Sherman, President & CEO
David Lam, CFO
Dan Cox, COO
360-693-6650

Riverview Bancorp Reports Net Income of $1.2 Million in Third Fiscal Quarter 2025;
Results Highlighted by Net Interest Margin Expansion

Vancouver, WA – January 30, 2025 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $1.2 million, or $0.06 per diluted share, in the third fiscal quarter ended December 31, 2024, compared to $1.6 million, or $0.07 per diluted share in the second fiscal quarter ended September 30, 2024, and $1.5 million, or $0.07 per diluted share, in the third fiscal quarter a year ago.
In the first nine months of fiscal 2025, net income was $3.8 million, or $0.18 per diluted share, compared to $6.8 million, or $0.32 per diluted share, in the first nine months of fiscal 2024.
“Riverview’s operating performance during the third fiscal quarter reflected steady improvements, with net interest margin expansion as a result of stabilizing funding costs and higher loan yields,” stated Nicole Sherman, President and Chief Executive Officer. “While loan payoffs impacted net loan growth during the third quarter, loan production outperformed the previous three quarters and newly funded loans are being boarded at higher rates than the legacy portfolio. Although we still have work to do, we remain focused on managing our balance sheet and improving our performance metrics and profitability in the remainder of fiscal year 2025.”

Third Quarter Highlights (at or for the period ended December 31, 2024)

•	Net interest income increased to $9.4 million for the quarter, compared to $8.9 million in the preceding quarter and $9.3 million in the third fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.60% for the quarter, a 14 basis point improvement compared to the preceding quarter and a 11 basis point improvement compared to the year ago quarter.
•
Riverview Trust Company assets under management increased to $872.6 million at December 31, 2024. Asset management fees continue to improve and increased to $1.4 million for the quarter ended December 31, 2024.

•	Asset quality remained strong, with non-performing assets at $469,000, or 0.03% of total assets at December 31, 2024.
•	Riverview recorded no provision for credit losses during the current quarter, compared to a $100,000 provision in the preceding quarter and no provision in the year ago quarter.
•	Total loans were $1.05 billion at December 31, 2024, compared to $1.06 billion at September 30, 2024, and $1.02 billion at December 31, 2023.
•	Total deposits were $1.22 billion at December 31, 2024, compared to $1.24 billion at September 30, 2024 and $1.22 billion at December 31, 2023.
•	Tangible book value per share (non-GAAP) was $6.20 at December 31, 2024, compared to $6.33 at September 30, 2024, and $6.21 at December 31, 2023.

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

Income Statement Review
Riverview’s net interest income was $9.4 million in the current quarter, compared to $8.9 million in the preceding quarter, and $9.3 million in the third fiscal quarter a year ago. The increase compared to the preceding quarter was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing in addition to the recognition of a loan prepayment fee and related loan fees totaling $318,000. In the first nine months of fiscal 2025, net interest income was $27.2 million, compared to $29.5 million in the first nine months of fiscal 2024. Investment income decreased compared to the nine month period a year ago due to the strategic investment restructuring that was executed in the fourth quarter of fiscal 2024.
Riverview’s NIM was 2.60% for the third quarter of fiscal 2025, a 14 basis point increase compared to 2.46% in the preceding quarter and a 11 basis-point increase compared to 2.49% in the third quarter of fiscal 2024. “As anticipated, NIM improved during the quarter, as higher yields in interest earning assets offset the modest increase in deposit costs,” said David Lam, EVP and Chief Financial Officer. “With the recent Fed rate reductions, we anticipate deposit costs to further stabilize in future quarters. Additionally, the rate cuts reduced the interest expense on borrowings, which also benefitted NIM during the current quarter.” In the first nine months of fiscal 2025, the net interest margin was 2.51% compared to 2.64% in the same period a year earlier.
Investment securities decreased $17.8 million during the quarter to $337.2 million at December 31, 2024, compared to $354.9 million at September 30, 2024, and decreased $92.0 million compared to $429.1 million at December 31, 2023. The average securities balances for the quarters ended December 31, 2024, September 30, 2024, and December 31, 2023, were $364.2 million, $378.4 million, and $458.0 million, respectively. The weighted average yields on securities balances for those same periods were 1.82%, 2.05%, and 2.01%, respectively. The duration of the investment portfolio at December 31, 2024 was approximately 5.3 years. The anticipated investment cashflows over the next twelve months is approximately $42.8 million. There were no investment purchases during the third fiscal quarter of 2025.
Riverview’s yield on loans improved to 4.97% during the third fiscal quarter, compared to 4.80% in the preceding quarter, and 4.56% in the third fiscal quarter a year ago. “Loan yields improved during the current quarter as a result of higher rates on new loan originations and higher rates on existing loans that have come up for repricing, when compared to the existing loan portfolio. We continue to explore opportunities to enhance our loan yield by expanding our commercial business portfolio offerings to include more variable rate loan structures,” said Mike Sventek, EVP and Chief Lending Officer. Deposit costs increased to 1.32% during the third fiscal quarter compared to 1.26% in the preceding quarter, and 0.68% in the third fiscal quarter a year ago due to clients seeking higher deposit yields. The increase from clients seeking higher deposit yields was less impactful quarter over quarter compared to the increase from the third fiscal quarter a year ago given the relative change in the interest rate environment during those respective periods.
Non-interest income was $3.3 million during the third fiscal quarter of 2025 compared to $3.8 million in the preceding quarter and $3.1 million in the third fiscal quarter of 2024. The preceding quarter included approximately $525,000 in income related to a legal expense recovery from the prior year. In the first nine months of fiscal 2025, non-interest income increased to $10.5 million compared to $9.7 million in the same period a year ago.
Asset management fees were $1.4 million during the third fiscal quarter and the second fiscal quarter, and $1.3 million in the third fiscal quarter a year ago. Asset management fees increased compared to the year ago quarter due to new client relationships and the continued positive market performance in the equity markets during the third quarter. Riverview Trust Company’s assets under management were $872.6 million at December 31, 2024, compared to $871.6 million at September 30, 2024, and $942.4 million at December 31, 2023.
Non-interest expense was $11.2 million during the third fiscal quarter, compared to $10.7 million in the preceding quarter and $10.6 million in the third fiscal quarter a year ago. Salary and employee benefits, the largest component of non-interest expense, remained flat during the current quarter compared to the preceding quarter. Professional fees increased during the current quarter compared to the preceding quarter due to higher consulting costs. Additionally, non-interest expense for preceding quarter included a fraud loss recovery. The efficiency ratio was 87.6% for the third fiscal quarter,

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

compared to 83.7% for the previous quarter and 85.2% in the third fiscal quarter a year ago. Year-to-date, non-interest expense was $32.8 million compared to $30.6 million in the first nine months of fiscal 2024.
Riverview’s effective tax rate for the third fiscal quarter of 2025 was 21.8%, compared to 21.4% for the preceding quarter and 20.6% for the year ago quarter.
Balance Sheet Review
While loan production increased during the third quarter, total loans decreased primarily due to two large loan payoffs. Total loans decreased $15.9 million during the quarter to $1.05 billion at December 31, 2024, compared to $1.06 billion three months earlier and increased $26.9 million compared to $1.02 billion a year earlier. Riverview’s loan pipeline was $49.1 million at December 31, 2024, compared to $43.5 million at the end of the preceding quarter. New loan originations during the quarter were $31.1 million, compared to $25.6 million in the preceding quarter and $51.3 million in the third fiscal quarter a year ago. Since December 31, 2024, the loan pipeline has increased to $64.2 million.
Undisbursed construction loans totaled $19.5 million at December 31, 2024, compared to $34.1 million at September 30, 2024, with the majority of the undisbursed construction loans expected to be funded over the next several quarters. The decrease was due to one large construction project being completed during the quarter and moving out of the construction category to a permanent loan category, before being paid off. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $14.5 million at December 31, 2024, compared to $11.1 million at September 30, 2024. Revolving commercial business loan commitments totaled $46.9 million at December 31, 2024, compared to $48.4 million at September 30, 2024. Utilization on these loans totaled 17.60% at December 31, 2024, compared to 23.88% at September 30, 2024. The weighted average rate on loan originations during the quarter was 7.04% compared to 7.65% in the preceding quarter.
The office building loan portfolio totaled $113.4 million at December 31, 2024, compared to $112.4 million at September 30, 2024. The average loan balance of the office building loan portfolio was $1.5 million with an average loan-to-value ratio of 53.8% and an average debt service coverage ratio of 1.99x. Office building loans within the Portland core consists of three loans totaling $20.6 million which is approximately 18.2% of the total office building loan portfolio or 2.0% of total loans.
Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 46.8% at December 31, 2024, compared to 49.2% at September 30, 2024, and 51.1% at December 31, 2023. The decrease in non-interest checking account balances during the quarter was in part due to seasonal client calendar year-end activity for payments and distributions. As in prior quarters, money market balances and CDs increased during the quarter as we are still seeing a subset of clients still looking for higher yields. Total deposits decreased $18.5 million during the quarter to $1.22 billion at December 31, 2024, compared to $1.24 billion at September 30, 2024, and were unchanged compared to a year ago. Riverview Bank had moved customer deposits to Riverview Trust as a higher yielding deposit alternative and those assets were all retained within the Company during the period of increasing interest rates and the Company has the ability to move or reciprocate these deposits back to the Bank if the need arises.
FHLB advances decreased $18.1 million during the quarter to $84.2 million at December 31, 2024, compared to $102.3 million at September 30, 2024. FHLB advances decreased during the quarter as a result of the decrease in investment securities and loans receivable balances with the proceeds from both used to pay down borrowings.
Shareholders’ equity was $158.3 million at December 31, 2024, compared to $160.8 million three months earlier and $158.5 million one year earlier. Tangible book value per share (non-GAAP) was $6.20 at December 31, 2024, compared to $6.33 at September 30, 2024, and $6.21 at December 31, 2023. Riverview paid a quarterly cash dividend of $0.02 per share on January 14, 2025, to shareholders of record on January 2, 2025.

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

Credit Quality
“Asset quality metrics continue to remain very stable, as we continue to diligently monitor our loan portfolio closely for any signs of stress,” said Robert Benke, EVP and Chief Credit Officer. Non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP) totaled $168,000 or 0.02% of total loans as of December 31, 2024, compared to $149,000, or 0.01% of total loans at September 30, 2024, and $186,000, or 0.02% of total loans at December 31, 2023. There was one non-performing government guaranteed loan totaling $301,000 at both December 31, 2024 and September 30, 2024. At December 31, 2024, including government guaranteed loans, non-performing assets were $469,000, or 0.03% of total assets.
Riverview recorded $114,000 in net loan charge-offs for the current quarter. This compared to $2,000 in net loan recoveries for the preceding quarter. Riverview recorded no provision for credit losses for the current quarter, compared to $100,000 in provision for credit losses for the preceding quarter.
Classified assets were $225,000 at December 31, 2024, compared to $326,000 at September 30, 2024, and $215,000 at December 31, 2023. The classified assets to total capital ratio was 0.1% at December 31, 2024, compared to 0.2% at September 30, 2024, and 0.1% a year earlier. Criticized assets were $50.4 million at December 31, 2024, compared to $50.7 million at September 30, 2024, and $37.2 million at December 31, 2023. Criticized assets remained stable during the current quarter compared to the prior quarter. The increase compared to a year ago was primarily due to one relationship that was moved to the criticized asset category during the preceding quarter as the loans goes through probate. The Company does not anticipate any loss from this relationship.
The allowance for credit losses was $15.4 million at December 31, 2024, compared to $15.5 million at September 30, 2024, and $15.4 million at December 31, 2023. The allowance for credit losses represented 1.47% of total loans at December 31, 2024, compared to 1.46% at September 30, 2024, and 1.51% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.54% at December 31, 2024, compared to 1.53% at September 30, 2024, and 1.59% a year earlier.

Capital/Liquidity
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.47% and a Tier 1 leverage ratio of 10.86% at December 31, 2024. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.84% at December 31, 2024.
Riverview has approximately $450.1 million in available liquidity at December 31, 2024, including $164.4 million of borrowing capacity from the FHLB and $285.7 million from the Federal Reserve Bank of San Francisco (“FRB”). At December 31, 2024, the Bank had $84.2 million in outstanding FHLB borrowings.
At December 31, 2024, the uninsured deposit ratio was 23.8%. Available liquidity under the FRB borrowing line would cover nearly 100% of the estimated uninsured deposits and available liquidity under both the FHLB and FRB borrowing lines would cover 155% of the estimated uninsured deposits.
On September 25, 2024, the Company’s Board of Directors adopted a stock repurchase program. Under this repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. Once the repurchase program is effective, the repurchase program will continue until the earlier of the completion of the repurchase or 12 months after the effective date, depending upon market conditions. During the third quarter, the Company repurchased 200,073 shares of common stock at an average price of $5.43.

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	March 31, 2024

Shareholders' equity (GAAP)	$158,270	$160,774	$158,472	$155,588
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(196)	(221)	(298)	(271)
Tangible shareholders' equity (non-GAAP)	$130,998	$133,477	$131,098	$128,241

Total assets (GAAP)	$1,508,609	$1,548,397	$1,590,623	$1,521,529
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(196)	(221)	(298)	(271)
Tangible assets (non-GAAP)	$1,481,337	$1,521,100	$1,563,249	$1,494,182

Shareholders' equity to total assets (GAAP)	10.49%	10.38%	9.96%	10.23%

Tangible common equity to tangible assets (non-GAAP)	8.84%	8.78%	8.39%	8.58%

Shares outstanding	21,134,758	21,096,968	21,111,043	21,111,043

Book value per share (GAAP)	$7.49	$7.62	$7.51	$7.37

Tangible book value per share (non-GAAP)	$6.20	$6.33	$6.21	$6.07

Pre-tax, pre-provision income
	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net income (GAAP)	$1,232	$1,557	$1,452	$3,755	$6,767
Include: Provision for income taxes	343	425	377	1,021	1,897
Include: Provision for credit losses	-	100	-	100	-
Pre-tax, pre-provision income (non-GAAP)	$1,575	$2,082	$1,829	$4,876	$8,664

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	March 31, 2024

Allowance for credit losses	$15,352	$15,466	$15,361	$15,364

Loans receivable (GAAP)	$1,045,109	$1,060,977	$1,018,199	$1,024,013
Exclude: Government Guaranteed loans	(49,024)	(49,983)	(51,809)	(51,013)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$996,085	$1,010,994	$966,390	$973,000

Allowance for credit losses to loans receivable (GAAP)	1.47%	1.46%	1.51%	1.50%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.54%	1.53%	1.59%	1.58%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023

Non-performing loans (GAAP)	$469	$450	$186
Less: Non-performing Government Guaranteed loans	(301)	(301)	-
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$168	$149	$186

Non-performing loans to total loans (GAAP)	0.04%	0.04%	0.02%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.01%	0.02%

Non-performing loans to total assets (GAAP)	0.03%	0.03%	0.01%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.01%

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.51 billion at December 31, 2024, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2024	September 30, 2024	December 31, 2023	March 31, 2024
ASSETS

Cash (including interest-earning accounts of $12,573, $12,453,	$25,348	$30,960	$37,553	$23,642
$23,717 and $12,164)
Investment securities:
Available for sale, at estimated fair value	124,874	132,953	196,461	143,196
Held to maturity, at amortized cost	212,295	221,991	232,659	229,510
Loans receivable (net of allowance for credit losses of $15,352,
$15,466, $15,361, and $15,364)	1,029,757	1,045,511	1,002,838	1,008,649
Prepaid expenses and other assets	12,945	13,585	14,486	14,469
Accrued interest receivable	4,639	4,570	5,248	4,415
Federal Home Loan Bank stock, at cost	4,742	5,557	8,026	4,927
Premises and equipment, net	22,731	22,956	22,270	21,718
Financing lease right-of-use assets	1,144	1,163	1,221	1,202
Deferred income taxes, net	9,471	8,688	10,033	9,778
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	196	221	298	271
Bank owned life insurance	33,391	33,166	32,454	32,676

TOTAL ASSETS	$1,508,609	$1,548,397	$1,590,623	$1,521,529

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,219,002	$1,237,499	$1,218,892	$1,231,679
Accrued expenses and other liabilities	17,634	17,789	26,740	16,205
Advance payments by borrowers for taxes and insurance	317	848	299	581
Junior subordinated debentures	27,069	27,048	26,982	27,004
Federal Home Loan Bank advances	84,200	102,304	157,054	88,304
Finance lease liability	2,117	2,135	2,184	2,168
Total liabilities	1,350,339	1,387,623	1,432,151	1,365,941

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2024 – 21,134,758 issued and outstanding;
September 30, 2024 – 21,096,968 issued and outstanding;	209	211	211	211
December 31, 2023 – 21,111,043 issued and outstanding;
March 31, 2024 – 21,111,043 issued and outstanding;
Additional paid-in capital	54,227	55,057	54,982	55,005
Retained earnings	118,988	118,179	120,734	116,499
Accumulated other comprehensive loss	(15,154)	(12,673)	(17,455)	(16,127)
Total shareholders’ equity	158,270	160,774	158,472	155,588

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,508,609	$1,548,397	$1,590,623	$1,521,529

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
INTEREST INCOME:
Interest and fees on loans receivable	$13,201	$12,683	$11,645	$37,936	$34,288
Interest on investment securities - taxable	1,589	1,874	2,231	5,435	6,826
Interest on investment securities - nontaxable	65	65	65	195	196
Other interest and dividends	272	320	331	902	954
Total interest and dividend income	15,127	14,942	14,272	44,468	42,264

INTEREST EXPENSE:
Interest on deposits	4,101	3,855	2,059	11,403	5,264
Interest on borrowings	1,638	2,145	2,889	5,914	7,466
Total interest expense	5,739	6,000	4,948	17,317	12,730
Net interest income	9,388	8,942	9,324	27,151	29,534
Provision for credit losses	-	100	-	100	-

Net interest income after provision for credit losses	9,388	8,842	9,324	27,051	29,534

NON-INTEREST INCOME:
Fees and service charges	1,492	1,524	1,533	4,556	4,871
Asset management fees	1,443	1,433	1,266	4,434	3,920
Bank owned life insurance ("BOLI")	225	279	211	715	669
Other, net	181	605	46	844	288
Total non-interest income, net	3,341	3,841	3,056	10,549	9,748

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,471	6,477	6,091	19,336	17,979
Occupancy and depreciation	1,871	1,921	1,698	5,687	4,930
Data processing	743	695	712	2,202	2,096
Amortization of core deposit intangible	25	25	27	75	81
Advertising and marketing	317	367	282	994	950
FDIC insurance premium	174	166	178	518	530
State and local taxes	327	234	355	777	814
Telecommunications	54	52	56	153	161
Professional fees	429	304	353	1,223	961
Other	743	460	799	1,859	2,116
Total non-interest expense	11,154	10,701	10,551	32,824	30,618

INCOME BEFORE INCOME TAXES	1,575	1,982	1,829	4,776	8,664
PROVISION FOR INCOME TAXES	343	425	377	1,021	1,897
NET INCOME	$1,232	$1,557	$1,452	$3,755	$6,767

Earnings per common share:
Basic	$0.06	$0.07	$0.07	$0.18	$0.32
Diluted	$0.06	$0.07	$0.07	$0.18	$0.32
Weighted average number of common shares outstanding:
Basic	21,037,246	21,097,580	21,113,464	21,081,851	21,146,888
Diluted	21,037,246	21,097,580	21,113,464	21,081,851	21,148,679

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
AVERAGE BALANCES
Average interest–earning assets	$1,436,130	$1,446,098	$1,494,341	$1,439,834	$1,494,443
Average interest-bearing liabilities	1,019,265	1,011,688	1,028,817	1,010,419	1,021,532
Net average earning assets	416,865	434,410	465,524	429,415	472,911
Average loans	1,053,342	1,048,536	1,015,741	1,043,274	1,008,429
Average deposits	1,232,450	1,216,769	1,209,524	1,220,443	1,235,032
Average equity	160,532	158,428	153,901	158,179	155,264
Average tangible equity (non-GAAP)	133,245	131,116	126,511	130,867	127,847

ASSET QUALITY	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023

Non-performing loans	$469	$450	$186
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	168	149	186
Non-performing loans to total loans	0.04%	0.04%	0.02%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.02%	0.01%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$469	$450	$186
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	168	149	186
Non-performing assets to total assets	0.03%	0.03%	0.01%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$114	$(2)	$(15)
Net charge-offs (recoveries) in the quarter/average net loans	0.04%	0.00%	(0.01)%

Allowance for credit losses	$15,352	$15,466	$15,361
Average interest-earning assets to average
interest-bearing liabilities	140.90%	142.94%	145.25%
Allowance for credit losses to
non-performing loans	3273.35%	3436.89%	8258.60%
Allowance for credit losses to total loans	1.47%	1.46%	1.51%
Shareholders’ equity to assets	10.49%	10.38%	9.96%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.47%	16.14%	16.67%
Tier 1 capital (to risk weighted assets)	15.21%	14.88%	15.42%
Common equity tier 1 (to risk weighted assets)	15.21%	14.88%	15.42%
Tier 1 capital (to average tangible assets)	10.86%	10.72%	10.53%
Tangible common equity (to average tangible assets) (non-GAAP)	8.84%	8.78%	8.39%

DEPOSIT MIX	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023	March 31, 2024

Interest checking	$257,975	$267,254	$272,019	$289,824
Regular savings	169,181	172,454	199,911	192,638
Money market deposit accounts	236,912	227,505	225,727	209,164
Non-interest checking	312,839	341,116	350,744	349,081
Certificates of deposit	242,095	229,170	170,491	190,972
Total deposits	$1,219,002	$1,237,499	$1,218,892	$1,231,679

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2024	(Dollars in thousands)
Commercial business	$224,506	$-	$-	$224,506
Commercial construction	-	-	32,442	32,442
Office buildings	-	113,350	-	113,350
Warehouse/industrial	-	108,356	-	108,356
Retail/shopping centers/strip malls	-	89,871	-	89,871
Assisted living facilities	-	363	-	363
Single purpose facilities	-	262,556	-	262,556
Land	-	4,062	-	4,062
Multi-family	-	78,822	-	78,822
One-to-four family construction	-	-	17,514	17,514
Total	$224,506	$657,380	$49,956	$931,842

March 31, 2024
Commercial business	$229,404	$-	$-	$229,404
Commercial construction	-	-	20,388	20,388
Office buildings	-	114,714	-	114,714
Warehouse/industrial	-	106,649	-	106,649
Retail/shopping centers/strip malls	-	89,448	-	89,448
Assisted living facilities	-	378	-	378
Single purpose facilities	-	272,312	-	272,312
Land	-	5,693	-	5,693
Multi-family	-	70,771	-	70,771
One-to-four family construction	-	-	16,150	16,150
Total	$229,404	$659,965	$36,538	$925,907

LOAN MIX	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023	March 31, 2024
Commercial and construction	(Dollars in thousands)
Commercial business	$ 224,506	$ 236,895	$ 229,249	$ 229,404
Other real estate mortgage	657,380	659,439	648,782	659,965
Real estate construction	49,956	51,498	42,167	36,538
Total commercial and construction	931,842	947,832	920,198	925,907
Consumer
Real estate one-to-four family	97,760	96,911	96,266	96,366
Other installment	15,507	16,234	1,735	1,740
Total consumer	113,267	113,145	98,001	98,106

Total loans	1,045,109	1,060,977	1,018,199	1,024,013

Less:
Allowance for credit losses	15,352	15,466	15,361	15,364
Loans receivable, net	$ 1,029,757	$ 1,045,511	$ 1,002,838	$ 1,008,649

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
December 31, 2024	(Dollars in thousands)
Commercial business	$43	$-	$43
Commercial real estate	93	-	93
Consumer	32	-	32
Government Guaranteed Loans	-	301	301
Total non-performing assets	$168	$301	$469

RVSB Third Fiscal Quarter 2025 Results
January 30, 2025

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023

Efficiency ratio (4)	87.63%	83.71%	85.23%	87.07%	77.94%
Coverage ratio (6)	84.17%	83.56%	88.37%	82.72%	96.46%
Return on average assets (1)	0.32%	0.40%	0.37%	0.33%	0.57%
Return on average equity (1)	3.04%	3.90%	3.75%	3.15%	5.80%
Return on average tangible equity (1) (non-GAAP)	3.67%	4.71%	4.57%	3.81%	7.04%

NET INTEREST SPREAD
Yield on loans	4.97%	4.80%	4.56%	4.83%	4.53%
Yield on investment securities	1.82%	2.05%	2.01%	2.00%	2.02%
Total yield on interest-earning assets	4.18%	4.11%	3.81%	4.10%	3.77%

Cost of interest-bearing deposits	1.81%	1.76%	0.98%	1.73%	0.82%
Cost of FHLB advances and other borrowings	5.43%	5.92%	5.83%	5.83%	5.77%
Total cost of interest-bearing liabilities	2.23%	2.35%	1.91%	2.27%	1.66%

Spread (7)	1.95%	1.76%	1.90%	1.83%	2.11%
Net interest margin	2.60%	2.46%	2.49%	2.51%	2.64%

PER SHARE DATA
Basic earnings per share (2)	$0.06	$0.07	$0.07	$0.18	$0.32
Diluted earnings per share (3)	0.06	0.07	0.07	0.18	0.32
Book value per share (5)	7.49	7.62	7.51	7.49	7.51
Tangible book value per share (5) (non-GAAP)	6.20	6.33	6.21	6.20	6.21
Market price per share:
High for the period	$5.88	$4.72	$6.48	$5.88	$6.48
Low for the period	4.59	3.79	5.35	3.64	4.17
Close for period end	5.74	4.71	6.40	5.74	6.40
Cash dividends declared per share	0.0200	0.0200	0.0600	0.0600	0.1800

Average number of shares outstanding:
Basic (2)	21,037,246	21,097,580	21,113,464	21,081,851	21,146,888
Diluted (3)	21,037,246	21,097,580	21,113,464	21,081,851	21,148,679

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.